EXHIBIT 4.1

SECURITIES PURCHASE AND EXCHANGE AGREEMENT

SECURITIES PURCHASE AND EXCHANGE AGREEMENT (as may be amended, restated, supplemented or otherwise modified in accordance herewith and in effect from time to time, this “Agreement”) dated as of June 10, 2011, by and among Starboard Resources LLC, a Delaware limited liability company, with principal offices located at One Stamford Plaza, 15th Floor, Stamford, Connecticut 06901 (the “Company”), Longview Marquis Master Fund, L.P., a British Virgin Islands limited partnership (“LMMF”), Summerview Marquis Fund, L.P., a Delaware limited partnership (“SMF”), Longview Marquis Fund, L.P., a Delaware limited partnership (“Longview”), LMIF Investments, LLC, a Delaware limited liability company (“LMIFI”), SMF Investments, LLC, a Delaware limited liability company (“SMFI”), Summerline Capital Partners, LLC, a Delaware limited liability company (“Summerline” and, together with LMMF, SMF, Longview, LMIFI and SMFI, each a “Summerline Seller” and, collectively, the “Summerline Sellers”), Giddings Oil & Gas LP, a Delaware limited partnership (“Giddings”), and Giddings Investments LLC, a Delaware limited liability company (“Giddings Investments” and together with Giddings, each a “Giddings Seller” and, collectively, the “Giddings Sellers”; the Summerline Sellers and the Giddings Sellers being collectively referred to herein as the “Sellers”).

WHEREAS, the Company and the Sellers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Summerline Sellers are, collectively, the owners of (i) an aggregate of 1000 units of limited liability company membership interests of ImPetro Resources, LLC, a Delaware limited liability company (“ImPetro”), representing sixty percent (60%) of the issued and outstanding limited liability company membership interests of ImPetro (the “Summerline Exchanged Membership Interests”), pursuant to the Second Amended and Restated Operating Agreement of ImPetro, dated as of March 4, 2010 (the “ImPetro Operating Agreement”), (ii) those certain Amended and Restated Subordinated Second Lien Promissory Notes, issued by ImPetro on February 4, 2010 and amended and restated on March 4, 2010, in an aggregate outstanding principal amount of $6.5 million (such notes, as in effect on the date hereof and the Closing Date (as defined in Section 1(b)), including all outstanding principal thereof, plus all accrued but outstanding interest thereon through the Closing Date, the “Summerline Notes”), and (iii) those certain Participation Rights (as defined in that certain Participation Agreement, dated as of March 4, 2010, by and among ImPetro, Giddings, LMMF and SMF (the “Participation Agreement”)) of ImPetro (the “Summerline Exchanged Participation Rights” and, together with the Summerline Notes and the Summerline Exchanged Membership Interests, the “Summerline Exchanged Securities;” provided, however, the term “Summerline Exchanged Securities” shall exclude all of the Summerline Sellers’ rights and interests pursuant to Section 9 of that certain Contribution Agreement, dated as of February 5, 2010, between ImPetro and the Summerline Sellers, as amended on March 4, 2011 (the “Contribution Agreement”)), with each Summerline Seller holding the Summerline Exchanged Securities set forth opposite its name on Schedule A attached hereto and incorporated herein;

WHEREAS, the Giddings Sellers are, collectively, the owners of (i) an aggregate of 666.6667 units of limited liability company membership interests of ImPetro, representing forty percent (40%) of the issued and outstanding limited liability company membership interests of ImPetro (the “Giddings Exchanged Membership Interests”), pursuant to the ImPetro Operating Agreement, (ii) that certain Amended and Restated Senior Secured Promissory Note (Tranche A Note), issued by the Company on March 4, 2010, in the outstanding principal amount of $4,500,000 (such note, as in effect on the date hereof and the Closing Date, including all outstanding principal thereof, plus, all accrued but outstanding interest thereon through the Closing Date, (the “Giddings Note”), and (iii) those certain Participation Rights of ImPetro (the “Giddings Exchanged Participation Rights,” and, together with the Giddings Note and the Giddings Exchanged Membership Interests, (the “Giddings Exchanged Securities” and, together with the Summerline Exchanged Securities, the “Exchanged Securities”), with each Giddings Seller holding the Giddings Exchanged Securities set forth opposite its name on Schedule A attached hereto and incorporated herein (the Exchanged Securities held by any Seller being referred to herein as “such Seller’s Exchanged Securities”).

WHEREAS, the Company wishes to acquire from the Sellers, and the Sellers wish to sell and transfer to the Company, on the Closing Date, upon the terms and conditions stated in this Agreement, such Seller’s Exchanged Securities, in exchange for (i) an aggregate of 3,570,000 units of Membership Interests in the Company (any such units, together with any shares of Capital Stock (as defined in Section 3(a)(iv)) into which such units may be converted pursuant to the Merger or otherwise, being referred to herein as the “Company Units,” and the Company Units issued pursuant to this Agreement being referred to herein as the “Purchased Units”) and (ii) cash in an aggregate amount of $1,150,000;

WHEREAS, on the Closing Date, the Company shall acquire all of the Real Property (as defined in Section 3(j)) and other assets listed on Schedule C attached hereto (which shall exclude any Real Property or other assets of ImPetro or its operating subsidiary ImPetro Operating, LLC) (the Real Property and other assets listed on Schedule C being collectively referred to herein as the “Acquired Assets”), directly and/or indirectly through the acquisition of all of the Capital Stock of entities owning such Real Property and other assets (any such entities being referred to as the “Acquired Entities”), pursuant to agreements and other documents in the forms provided to Sellers prior to the date of this Agreement (such agreements and other documents in the forms so provided to the Sellers being referred to collectively as the “Rollup Documents,” and the transactions contemplated thereby being referred to as the “Rollup Transactions”); provided, however, for the avoidance of doubt, the Company is indirectly acquiring the Real Property and other assets of ImPetro and ImPetro Operating, LLC by reason of the Company's purchase of the Exchanged Securities;

WHEREAS, on the Closing Date, the Company shall consummate a private placement (the “Private Placement”) in which the Company will sell Company Units at a price of at least $10.00 per unit and receive net proceeds (after discounts, commissions and other offering fees and expenses other than legal fees and expenses) of at least $1,650,000;

WHEREAS, on or before June 20, 2011, the Company shall consummate a second private placement (the “Additional Private Placement”) in which the Company will sell Company Units at a price of at least $10.00 per unit and receive net proceeds (after discounts, commissions and other offering fees and expenses other than legal fees and expenses) of at least $3,700,000;

WHEREAS, subject to the terms and conditions set forth in this Agreement, prior to the Option Expiration Date (as defined in Section (2(b)), the Company will have the option to buy from the Sellers, and if the Company exercises such option the Sellers shall be obligated to sell to the Company, the Purchased Units, all in accordance with the terms and conditions set forth below;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Summerline Sellers will have the option to sell to the Company, and if the Summerline Sellers exercise such option the Company shall be obligated to buy from the Summerline Sellers, such Seller’s Purchased Units, all in accordance with the terms and conditions set forth below;

WHEREAS, contemporaneously with the Closing, Summerline Asset Management, LLC (“SAM”) and the Company will execute and deliver that Consent to Appointment of Successor Collateral Agent Agreement, in the form attached hereto as Exhibit A (the “Agency Assignment Agreement”), pursuant to which SAM shall resign as the Collateral Agent (as defined in the Agency Assignment Agreement) and the Company or its designee(s) shall be appointed as successor thereto;

WHEREAS, contemporaneously with the Closing, the Sellers, Hunton Oil Partners LP and ASYM Energy Fund III LP will execute and deliver the limited liability company operating agreement of the Company in the form (including with respect to the exhibits and schedules thereto) attached hereto as Exhibit B (the “Company Operating Agreement”), for the purpose of setting forth the rights and obligations of the Members (as defined in the Company Operating Agreement) and providing for the terms and conditions of the management of the Company;

WHEREAS, for purposes of this Agreement, “Transaction Documents” means this Agreement, the Rollup Documents, the Agency Assignment Agreement, the Company Operating Agreement and each of the other agreements and instruments to which the Company or any of the Subsidiaries (as defined in Section 3(b), is (or will be) a party or by which any of them is (or will be) bound in connection with the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Purchase of Exchanged Securities and Issuance of Purchased Units; Closing.

(a)            Purchase and Exchange. Upon the terms and subject to the satisfaction (or waiver) of all the conditions set forth in Section 5 and Section 6 hereof, each Seller will sell and contribute to the Company, and the Company will purchase from such Seller, such Seller’s Exchanged Securities, in exchange for the concurrent delivery by the Company to each Seller of (i) the number of Purchased Units (having the aggregate Sharing Percentage (as defined in the Company Operating Agreement immediately following the Closing Date, without giving effect to the Additional Private Placement) set forth opposite such Seller’s name on Schedule B attached hereto and incorporated herein and (ii) cash in the amount set forth opposite such Seller’s name on Schedule B attached hereto and incorporated herein (such Seller’s “Cash Payment Amount”).

(b)            Closing. The closing of the transactions that are subject to this Agreement (the “Closing”) shall be 10:00 a.m., New York City time, on the first Business Day following the date of this Agreement (the date and time of the Closing being referred to herein as the “Closing Date”), subject to the satisfaction (or waiver) of all of the conditions to the Closing set forth in Section 5 and Section 6 (or such later or earlier date as is mutually agreed to by the Company and the Sellers). The Closing shall occur on the Closing Date at such place as the Company and the Sellers may designate in writing. As used in this Agreement, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the New York City are authorized or required by law to remain closed.

SECTION 2. Certain Terms and Covenants Applicable to the Purchased Units.

(a)   Additional Cash Payment. In the event that the Company, for any reason, does not consummate the Additional Private Placement on or before July 1, 2011 (such date, the “Additional Private Placement Deadline”), the Company shall pay to each of the Summerline Sellers that holds Purchased Units an additional cash payment, by wire transfer of immediately available funds to an account designated by such Seller no later than the fifth (5th) Business Day following the Additional Private Placement Deadline, in an amount equal to the product of (i) a fraction, the numerator of which is such Summerline Seller’s Allocation Percentage (as defined in Section 2(b)) and the denominator of which is the sum of the Allocation Percentages of all of the Summerline Sellers (including such Summerline Seller), multiplied by (ii) $500,000.

(b)   Call Option. On or before the earlier to occur of (i) the date that is six (6) months following the Closing Date and (ii) the date on which the Merger (as defined in Section 8(c)) is consummated (such earlier date being referred to as the “Option Expiration Date”), the Company or its designee, upon delivery of a written notice by the Company to each Seller that holds Purchased Units, electing to repurchase from such Seller all, but not less than all, of such Seller’s Purchased Units (a “Call Option Election Notice”) in exchange for the delivery to such Seller by the Company of cash in an amount equal to the product of (A) the percentage set forth opposite such Seller’s name on Schedule B attached hereto and incorporated herein (such Seller’s “Allocation Percentage;” provided that, in the event that any of the Seller or any subsequent holder of Purchased Units shall sell or otherwise transfer any of the Purchased Units, the transferee shall be allocated a pro rata portion of the transferor's Allocation Percentage), multiplied by (B) $44,685,715 (such product being referred to herein as such Seller’s “Put/Call Payment Amount”), provided that the Company also contemporaneously delivers a Call Election Notice to each other Seller. On a date specified in the Call Option Election Notices, which date shall be a Business Day that is no later than the tenth (10th) day following the Company’s delivery of the Call Option Election Notices, the Company shall pay to each Seller such Seller’s Put/Call Payment Amount, by wire transfer of immediately available funds to an account designated by such Seller, and such Seller shall deliver such Seller’s Purchased Units to the Company, accompanied by duly authorized unit certificates effecting the transfer of such Purchased Units to the Company. If the Company has not delivered Call Option Election Notices to all of the Sellers on or before the Option Expiration Date, the Company’s right to elect to purchase, and each Seller’s obligation to sell, the Purchased Units pursuant to this Section 2(b) shall terminate.

(c)   Put Option. If the Company fails to use its commercially reasonable efforts to consummate the Merger on or before the date that is six (6) months after the Closing Date (such date, the “Merger Deadline”), then at any time after the Merger Deadline until the date on which the Merger is consummated, any Summerline Seller that holds Purchased Units may elect, upon delivery of written notice to the Company, to sell to the Company (the “Put Option Election Notices”), all, but not less than all, of such Seller’s Purchased Units, in exchange for the delivery to such Seller by the Company of cash in an amount equal to the such Seller’s Put/Call Payment Amount. Promptly, and in any event within three (3) Business Days after the date of the delivery of the Put Option Election Notices to the Company, the Company shall deliver a written notice to each Summerline Seller setting forth the date for the consummation of the Company’s purchase of each Seller’s Purchased Units pursuant to this Section 2(c), which date shall be no later than twenty (20) days after the date of the Put Option Election Notice to the Company, and on the date so specified, the Company shall pay to each Summerline Seller such Seller’s Put/Call Payment Amount by wire transfer of immediately available funds to an account designated by such Seller, and such Seller shall deliver such Seller’s Purchased Units to the Company, accompanied by duly authorized unit certificates effecting the transfer of such Purchased Units to the Company.

SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to each Seller (provided, however, that, notwithstanding anything to the contrary set forth below in this Section 3 (but without limiting the definitions of terms set forth in this Section 3), the Company is not hereby making, and shall not be deemed to be hereby making, any representations or warranties with respect to ImPetro, its Real Property or other assets or its business, affairs or financial condition, and these representations and warranties, including the schedules referred to therein, exclude any references to the foregoing), as of the date hereof and as of the Closing Date (giving effect to the consummation of the Rollup Transaction and the other Transactions being effected on the Closing Date pursuant to the Transaction Documents) that:

(a)   Organization; Capitalization.

(i) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to carry on its business as it is now being conducted and is now contemplated to be conducted following the Closing Date. The Company is duly qualified to do business and in good standing in the jurisdiction in which the failure of the Company to be qualified would be reasonably likely to have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” shall be defined as an event or condition, individually or in the aggregate, that has had or may reasonably be expected to have a material adverse effect on (A) the properties, assets, operations, results of operations, condition (financial or otherwise), business, credit worthiness or prospects of the Company and the Subsidiaries, taken as a whole, (B) the transactions contemplated hereby or the agreements and instruments to be entered into in connection herewith or (C) the Company’s or any Subsidiary’s authority or ability to perform its obligations under this Agreement or any of the other Transaction Documents. At all times prior to the date of this Agreement, the Company did not conduct any business or have any operations, assets, obligations or liabilities of any type whatsoever (contingent or otherwise), except for the fees and expenses related to the formation of the Company and the preparation and negotiation of the Transaction Documents and the other documents contemplated thereby and the transactions contemplated thereby. At all times prior to the Closing, the Company shall not have conducted any business or had any operations, assets, obligations or liabilities of any type whatsoever (contingent or otherwise), except for obligations under the Transaction Documents and the fees and expenses related to the preparation and negotiation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

(ii) The authorized Membership Interests of the Company consists of 12,000,000 Company Units, of which 11,285,000 Company Units will be issued and outstanding immediately following the Closing Date. Immediately following the Closing, the holders of the Company Units shall be listed on Schedule 3(a)(ii), which list sets forth the number of Company Units (and the aggregate Sharing Percentage thereof) that will then be held by each such holder. Except as set forth on Schedule 3(a)(ii), each such holder will be the sole record and beneficial owner of the Company Units held by such holder. Other than the holders of the Company Units set forth on Schedule 3(a)(ii), no Person is, or immediately following the Closing will be, the record or beneficial owner of any Company Units.

(iii) Immediately following the Closing Date, no Company Units will be reserved for issuance under any plan or agreement, except for the 370,000 Company Units to be issued in the Additional Private Placement, and there will be no other securities of the Company, including any Options or Convertible Securities, issued, outstanding or reserved for issuance. All of the issued and outstanding Company Units, and the Company Units being issued pursuant to the Transaction Documents, the Private Placement and the Additional Private Placement, have been, or upon issuance will be, validly issued, issued in compliance with applicable securities laws and, under the Company Operating Agreement and the Delaware Limited Liability Company Act, as amended, the holders of Company Units have no obligation to make further payments for their purchase of Company Units or contributions to the Company by reason of their ownership of Company Units. The Purchased Units will, immediately following the Closing Date (without giving effect to the Additional Private Placement), equal 31.63% of the outstanding Company Units. As used in this Agreement, “Options” means any rights, warrants or options to subscribe for or purchase Capital Stock or Convertible Securities; “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Capital Stock.

(iv) (A) No Company Units are subject to preemptive rights or any other similar rights or any Liens suffered or permitted by the Company; (B) there are no outstanding scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any Company Units, or contracts, commitments, plans, understandings or arrangements by which the Company is or may become bound to issue additional Company Units or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any Company Units; (C) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the 1933 Act; (D) except as contemplated hereby, in the Company Operating Agreement or as set forth in Schedule 3(a)(iv), there are no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company, and there are no other stockholder agreements or similar agreements to which the Company or, to the Company’s Knowledge, any holder of Company Units is a party; (E) there are no securities or instruments containing anti-dilution or similar provisions that will or may be triggered by the issuance of the Purchased Units; (F) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (G) to the Company’s Knowledge, no officer or director or member or manager or beneficial owner of any of the outstanding Company Units, has pledged Company Units in connection with a margin account or other loan secured by such Company Units. As used in this Agreement, “to the Company’s Knowledge” and similar language means the actual knowledge of the President of the Company at the time of execution of this Agreement as set forth on the signature page hereto; “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, any and all equivalent ownership interests in a Person (other than a corporation or limited liability company) and any and all warrants, rights or options to purchase any of the foregoing; “Lien” means with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind and any restrictive covenant, condition, restriction or exception of any kind that has the practical effect of creating a mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind (including any of the foregoing created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor with respect to a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing); “Capital Lease Obligation” means, as to any Person, any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

(v) The Company has furnished to the Sellers true and correct copies of the (A) the Company’s certificate of formation, as in effect on the date of this Agreement and as shall remain in effect through the Closing Date, and (B) the Company Operating Agreement, as in effect on the date of this Agreement and as shall remain in effect through the Closing Date.

(b)   Subsidiaries. Except as set forth on Schedule 3(b), the Company does not, directly or indirectly (including through joint venture or partnership agreements), have any Subsidiaries. Schedule 3(b) sets forth a true and correct list of (i) the Subsidiaries and each other entity of which the Company owns any Capital Stock or other equity interest, (ii) the jurisdiction in which each is organized or incorporated and (iii) the percentage of the outstanding Capital Stock or other equity interests of each entity that is held by the Company or a Subsidiary. Other than with respect to the entities listed on Schedule 3(b), neither the Company nor any Subsidiary owns, directly or indirectly, any security or beneficial interest in any other Person (including through joint venture or partnership agreements) or has any interest in any other Person. Each of the Subsidiaries is duly organized or formed and validly existing in good standing under the laws of its state of formation, and has the requisite power and authority to own its properties and to carry on its business as now being conducted and as proposed to be conducted. Each of the Subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the failure of such Subsidiary to be so qualified would be reasonably likely have a Material Adverse Effect. The Company owns, directly or indirectly through one or more of the Subsidiaries, all of the right, title and interest in and to 100% of the issued and outstanding Capital Stock of each of the Subsidiaries, free and clear of all Liens other than Permitted Liens, all of which have been duly authorized and are validly issued, fully paid and non-assessable. No other Person owns, beneficially or of record, any Capital Stock or other equity interest or any right to acquire any Capital Stock or any equity interest in any of the Subsidiaries. None of the Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. “Subsidiary” means each of the Acquired Entities, and any entity in which the Company, directly or indirectly, owns Capital Stock or holds an equity or similar interest (including at any time prior to the time of this Agreement, at the time of this Agreement and at any time hereafter).

(c)            Power, etc. Each of the Company and the applicable Subsidiaries has the requisite power and authority to enter into and perform its obligations under each of this Agreement and the other Transaction Documents to which it is (or will be) bound, including the issuance of the Purchased Units (including any Additional Units (as defined in Section 9(b))) and possesses all licenses, permits, franchises and other governmental authorizations necessary to own and operate its properties and to carry on its business as now proposed to be conducted, except for any licenses, permits, franchises or other governmental authorizations where the failure to possess any such licenses, permits, franchises or governmental authorizations would not have a Material Adverse Effect.

(d)            Authorization; Enforcement; Validity. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the Subsidiaries and the consummation by the Company and the Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by the Company’s Manager, the equivalent governing body of each of the Subsidiaries and the holders of Company Units, and no further consent or authorization is required by the Company, the Subsidiaries, the Manager or any other governing body of the Company, the governing body of any of the Subsidiaries, the holders of Company Units or the stockholders, members or holders (as applicable) of any of the Subsidiaries. This Agreement and the other Transaction Documents dated of even date herewith have been duly executed and delivered by the Company and each of the Subsidiaries party thereto, and constitute the valid and binding obligations of the Company and each of the Subsidiaries party thereto, enforceable against the Company and each of the Subsidiaries party thereto in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity. As of the Closing Date, the Transaction Documents dated after the date of this Agreement and on or prior to the Closing Date shall have been duly executed and delivered by the Company and each of the Subsidiaries party thereto and shall constitute the valid and binding obligations of the Company and each of the Subsidiaries party thereto, enforceable against the Company and each of the Subsidiaries party thereto in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity.

(e)            Issuance of Securities. The Purchased Units (including any Additional Units) are duly authorized and, upon issuance in accordance with the terms hereof, will be validly issued, in accordance with the Company Operating Agreement, and free from taxes and Liens with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of Company Units under the Company Operating Agreement. Assuming the accuracy of the representations and warranties of the Sellers set forth in Section 4 below, the offer, issuance and sale by the Company of the Purchased Units (including any Additional Units) are exempt from registration under the 1933 Act and any other applicable securities laws.

(f)            Litigation; No Default. Except as set forth on Schedule 3(f), there are no claims, actions, suits, arbitrations, investigations or proceedings pending, or to the Knowledge of the Company threatened, against, relating to or affecting the Company, any Subsidiary or any of their respective officers or employees (in their capacities as such) or any of their respective businesses, properties or assets, or the transactions contemplated by this Agreement and the other Transaction Documents, by any Governmental Authority, except as would not have a Material Adverse Effect if decided adversely to the Company or any of the Subsidiaries. There is not in existence any order, judgment or decree of any court, Governmental Authority enjoining the Company or any Subsidiary from taking, or requiring the Company or any Subsidiary to take, action of any kind with respect to the business of the Company or such Subsidiary. Neither the Company nor any Subsidiary is in violation of any laws or governmental rules or regulations applicable to the Company or such Subsidiary, or their respective businesses or properties, except as would not have a Material Adverse Effect. For purposes hereof, “Governmental Authorities” means the government of the United States or any other nation, or any political subdivision thereof, whether state, provincial or local, or any agency, authority, instrumentality, regulatory body, court, central bank, arbitration board, or tribunal or other entity exercising executive, legislative, judicial, taxing, regulatory or administration powers or functions of or pertaining to government, or any self-regulatory authority.

(g)            Title to Personal Property. Immediately following the Closing Date, each of the Company and the Subsidiaries will have good and valid title to all personal property owned by it that is material to its business of the Company, in each case free and clear of all Liens other than Permitted Liens. “Permitted Liens” shall mean (i) Liens for taxes or other governmental charges not at the time due and payable, or which are being contested in good faith by appropriate proceedings diligently prosecuted, so long as foreclosure, distraint, sale or other similar proceedings have not been initiated, and in each case for which the Company maintains adequate reserves in accordance with generally accepted accounting principles in respect of such taxes and charges; (ii) Liens arising in the ordinary course of business in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under the Employee Retirement Income Security Act of 1974, as amended); (iii) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not materially detracting from the value of the property subject thereto and not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary; (iv) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Company’s or any Subsidiary’s business thereon; and (v) Liens on any property or asset of the Company or any Subsidiary as set forth on Schedule 3(g) and replacements thereof.

(h)            Material Agreements. Schedule 3(h) lists all material agreements, leases, licenses or sublicenses, contracts or other agreements, arrangements, understandings and commitments, whether written or oral, to which the Company or any Subsidiary is or will be a party, or by which the Company or any Subsidiary is or will be bound as of the date of this Agreement and immediately following the Closing Date (the “Contracts”). Neither the Company nor any Subsidiary is in breach of or default under any of the Contracts, nor has any event or omission occurred on the part of the Company or any Subsidiary which through the passage of time or the giving of notice, or both, would constitute a breach of or default thereunder, in any event, except in each case as would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no third party is in breach of or default under any Contract, except as would not reasonably be expected to have a Material Adverse Effect.

(i)            Consents. Except as set forth on Schedule 3(i) or as expressly contemplated by this Agreement, no notice to, consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of the Company or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement, or the offer, issuance, sale or delivery of the Purchased Units.

(j)            Real Property. Schedule 3(j) contains a complete and correct list of all of the Real Property that, immediately following the Closing, (i) will be leased or otherwise owned or possessed by the Company or any of the Subsidiaries, (ii) in connection with which the Company or any of the Subsidiaries shall have entered into an option agreement, participation agreement or acquisition and drilling agreement or (iii) the Company or any of the Subsidiaries shall have agreed to lease or otherwise acquire or may be obligated to lease or otherwise acquire in connection with the conduct of its business (collectively, “Closing Date Real Property”), which list identifies all of the Closing Date Real Property and specifies which of the Company or the Subsidiaries will lease, own or possess each of such Real Properties immediately following the Closing. Schedule 3(j) also contains an accurate, complete and correct list of all leases and other agreements with respect to which the Company or any of the Subsidiaries will, immediately following the Closing, be a party or otherwise bound or affected with respect to the Closing Date Real Property, except easements, rights of way, access agreements, surface damage agreements, surface use agreements or similar agreements that pertain to Real Property that is contained wholly within the boundaries of any owned or leased Real Property otherwise described on Schedule 3(j) (the “Real Property Leases”). Except as set forth in Schedule 3(j), immediately following the Closing the Company or one of the Subsidiaries will be the legal and equitable owner of a leasehold interest in all of the Closing Date Real Property, and will possess good, marketable and defensible title thereto, free and clear of all Liens (other than Permitted Liens) and other matters affecting title to such leasehold that could impair the ability of the Company or the Subsidiaries to realize the benefits of the rights provided to any of them under the Real Property Leases. All of the Real Property Leases are valid and in full force and effect and enforceable against all parties thereto. Except as set forth in Schedule 3(j), neither the Company nor any of the Subsidiaries, nor to the Company’s Knowledge, any other party thereto, is in default in any material respect under any of such Real Property Leases and no event has occurred which with the giving of notice or the passage of time or both could constitute a default under, or otherwise give any party the right to terminate, any of such Real Property Leases, or could adversely affect the Company’s or any of the Subsidiaries’ interest in and title to the Real Property subject to any of such Real Property Leases. To the Company’s Knowledge, no Real Property Lease is subject to termination, modification or acceleration as a result of the transactions contemplated hereby or by the other Transaction Agreements. To the Company’s Knowledge, the Closing Date Real Property is permitted for its present uses under applicable zoning laws, is permitted conforming structures and complies with all applicable building codes, ordinances and other similar Laws. To the Company’s Knowledge, there are no pending or threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Closing Date Real Property, or any portion or portions thereof. To the Company’s Knowledge, there are no pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Closing Date Real Property that would interfere with the conduct of the Company’s or any of the Subsidiaries’ businesses as conducted or proposed to be conducted proposed to be conducted. For purposes hereof, “Real Property” means real property; leasehold interests; fee interests; oil, gas and other mineral drilling, exploration and development rights; royalty, overriding royalty and other payments out of or pursuant to production; other rights in and to oil, gas and other minerals, including contractual rights to production, concessions, net profits interests, working interests and participation interests; any other contractual rights for the acquisition or earning of any of such interests in real property; facilities; fixtures; and equipment.

(k)            Brokers and Finders. Neither the Company nor any of its officers, members, managers, Affiliates (as defined in Section 3(t)) or representatives has incurred any obligation or commitment to any Person for any finder’s, broker’s or other similar commission or compensation in respect of the transactions contemplated by this Agreement.

(l)            Outstanding Indebtedness; Liens. Other than Permitted Indebtedness, neither the Company nor any Subsidiary has, or on the Closing Date will have, any outstanding Indebtedness. There are no, and on the Closing Date there will not be any, Liens on any of the assets of the Company or any Subsidiary other than Permitted Liens. There are no, and on the Closing Date there will not be any, financing statements securing obligations of any amounts filed against the Company, any of the Subsidiaries or any of their respective assets, other than in connection with Permitted Liens. For purposes hereof, “Indebtedness” of any Person means, without duplication: (i) all indebtedness for borrowed money; (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than unsecured account trade payables that are entered into or incurred in the ordinary course of such Person’s business, including those that arise under standard industry joint operating agreements); (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (iv) all obligations evidenced by notes, bonds, debentures, redeemable capital stock or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller, bank or other financing source under such agreement in the event of default are limited to repossession or sale of such property); (vi) all Capital Lease Obligations; (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person that owns such assets or property has not assumed or become liable for the payment of such indebtedness; and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above; “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another Person if a primary purpose or intent of the Person incurring such liability, or a primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and “Permitted Indebtedness” means (i) Indebtedness of the Company and the Subsidiaries for taxes, assessments, municipal or governmental charges not yet due; (ii) obligations of the Company and the Subsidiaries resulting from endorsements for collection or deposit in the ordinary course of business; and (iii) obligations of the Company under Sections 2(b) and 2(c).

(m)          Information. The Company and its advisors have been furnished with all materials relating to the business, finances and operations of ImPetro that have been requested by the Company. The Company has been afforded the opportunity to ask questions of, and have received answers from, ImPetro with respect to ImPetro and the transactions contemplated hereby. The Company has conducted its own investigation, to the extent that the Company has determined necessary or desirable, in connection with its acquisition of the Exchanged Securities and is not relying on any statements of, or information from, any Seller concerning ImPetro. The Company acknowledges and agrees that no Seller has made any representations to the Company concerning, nor assumes any responsibility for, Impetro, its Real Property or other assets or its business, affairs or financial condition. The Company has determined to consummate the acquisition of the Exchanged Securities, having made its own investment decision and not relying on the absence of any such information or any such representation from any Seller.

(n)            Consolidated Metrics. All of the consolidated metrics and other information set forth on Schedule 3(n) reflect all of the Real Property and other assets of the Company other than the Real Property and other assets of ImPetro and ImPetro Operating, LLC, giving effect to the Rollup Transactions, and are accurate, complete and correct.

(o)            Full Disclosure; No Undisclosed Events, Liabilities, Developments or Circumstances. Immediately following the Closing Date, the only liabilities of the Company or any of the Subsidiaries (whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured and regardless of when any action, claim, suit or proceeding with respect thereto is instituted) will be those reflected on Schedule 3(o) and those assumed or created pursuant to this Agreement and the other Transaction Documents.

(p)            Form D and Blue Sky. The Company will to timely file a Form D with respect to the Purchased Units as required under Regulation D and to provide a copy thereof to each Seller promptly after such filing. The Company shall make all filings and reports relating to the offer and sale of the Purchased Units required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing.

(q)            Disclosure of Transactions. The Company shall not issue any press releases or any other public statements with respect to the transactions contemplated hereby or disclosing the name of any Seller without the prior written consent of such Seller.

(r)            Pledge of Purchased Units. The Company acknowledges and agrees that, after the consummation of the Merger, the Purchased Units may be pledged by each Seller or its transferees (each, including any such Seller, an “Investor”) in connection with a bona fide margin agreement or other bona fide loan secured by the Purchased Units. The pledge of the Purchased Units shall not be deemed to be a transfer, sale or assignment of the Purchased Units hereunder, and no Investor effecting any such pledge of Purchased Units shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including Section 4(h) of this Agreement.

(s)            Application of Takeover Protections; Rights Agreement. The Board has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar anti-takeover provision under the Company's certificate of formation of or the laws of the State of Delaware to the transactions contemplated by this Agreement or the other Transaction Documents, the Company's issuance of the Purchased Units in accordance with the terms thereof and each Seller's ownership of the Purchased Units. The Company has not adopted a unitholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Company Units or a change in control of the Company.

(t)            No General Solicitation. Neither the Company nor any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with (an “Affiliate”) of the Company, nor any Person acting on the behalf of any of the foregoing, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act), including advertisements, articles, notices, or other communications published in any newspaper, magazine or similar media or the internet or broadcast over radio, television or the internet or any seminar meeting whose attendees have been invited by general solicitation or general advertising, in connection with the offer or sale of the Securities. For purposes hereof, “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract, or otherwise).

(u)            No Integrated Offering. Neither the Company nor any Affiliates of the Company or any Person acting on the behalf of any of the foregoing, has, directly or indirectly, made, or will, directly or indirectly, make, any offers or sales of any security or solicited, or will solicit, any offers to purchase any security, under circumstances that would require registration of any of the Purchased Units under the 1933 Act.

(v)            Investment Company. Neither the Company nor any Subsidiary is as of the date of this Agreement, and upon the Closing, none of them will be, an “investment company,” or a “promoter” or “principal underwriter” for an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

SECTION 4. Representations and Warranties of the Sellers. Each Seller, individually and not jointly and severally, represents and warrants to the Company, as of the date hereof and the Closing Date, with respect to only itself, that:

(a)            Organization; Power. Such Seller is a validly existing limited partnership, limited liability company or corporation, as applicable, and has all requisite partnership, limited liability company or corporate power and authority, as applicable, to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.

(b)            Due Authorization. This Agreement, each of the Transaction Documents and each of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership, limited liability company and corporate action, as applicable, of such Seller and no further consent or authorization is required by such Seller, its general partner, limited partners, directors, stockholders, managers, members or other equityholders. Neither this Agreement nor any of the transactions provided for herein or in any Transaction Document, violates (i) any provision of such Seller’s certificate of limited partnership, certificate of formation or certificate of incorporation, limited partnership agreement, limited liability company operating agreement, or bylaws, or similar organizational documents, (ii) any agreement by which such Seller or any of its properties is bound, except as would not reasonably be expected to have a material adverse effect on each Seller’s authority or ability to perform of its obligations under this Agreement, or (iii) any federal, state or local law, rule or regulation or judicial order applicable to each Seller or its properties, except as would not reasonably be expected to have a material adverse effect on such Seller’s authority or ability to perform of its obligations under this Agreement. As of the Closing Date, the Transaction Documents dated after the date of this Agreement and on or prior to the Closing Date shall have been duly executed and delivered by each Seller a party thereto and shall constitute the valid and binding obligations of such Seller, enforceable against such Seller a party thereto in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity.

(c)            Consents. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or other Person on the part of such Seller is required in connection with the execution, delivery and performance of this Agreement or any other Transaction Document, or such Seller’s purchase of the Purchased Units.

(d)            Investment Intent. Such Seller is acquiring the Purchased Units for such Seller’s own account for investment and not with a view towards, or for sale in connection with, the public sale or distribution thereof, except pursuant to sales registered under, or exempted from the registration requirements of the 1933 Act; provided, however, that by making the representations herein, such Seller does not agree to hold any of the Purchased Units for any minimum or other specific term, and reserves the right to dispose of any of the Purchased Units at any time in accordance with or pursuant to an effective registration statement or an exemption under the Securities Act, subject to the provisions hereof.

(e)            Experience. Such Seller has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and is able financially to bear the risks thereof.

(f)            Accredited Investor. Such Seller is an “Accredited Investor” within the meaning of Regulation D.

(g)            Information. Such Seller and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Purchased Units that have been requested by such Seller. Such Seller and its advisors, if any, have been afforded the opportunity to ask questions of, and have received answers from, the Company with respect to the Company and the transactions contemplated hereby. Neither such inquiries nor any other due diligence investigations conducted by such Seller or its advisors, if any, or its representatives shall modify, amend or affect such Seller’s right to rely on the representations and warranties of the Company contained in Section 3 hereof. Such Seller understands that its investment in the Purchased Units involves a high degree of risk. Each Seller has sought and reviewed such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(h)            Transfer or Resale. Such Seller understands that, except as provided in this Agreement: (i) the Purchased Units have not been and are not being registered under the 1933 Act or any other securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Seller shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Purchased Units to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Seller provides the Company with reasonable assurance that such Purchased Units can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended (or a successor rule thereto) (“Rule 144”); (ii) any sale of the Purchased Units made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Purchased Units under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or any other securities laws; and (iii) neither the Company nor any other Person is under any obligation to register the Purchased Units under the 1933 Act or any other securities laws. Notwithstanding the foregoing, after the consummation of the Merger, the Purchased Units may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Purchased Units. Such Seller’s financial situation is such that such Seller can afford to bear the economic risk of holding the Purchased Units for an indefinite period of time, and such Seller can afford to suffer the complete loss of Seller’s investment in the Purchased Units.

(i)            Legends. Such Seller understands that any certificates or other instruments representing the Purchased Units, except as set forth below, shall bear a restrictive legend in the following form (the “1933 Act Legend”) (and a stop-transfer order may be placed against transfer of such certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, IF THE COMPANY IS SUBJECT TO THE REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Upon the written request to the Company of a holder of a certificate or other instrument representing any Purchased Units, the 1933 Act Legend shall be removed and the Company shall issue a certificate without the 1933 Act Legend to the holder of the Purchased Units upon which it is stamped, if (i) such Purchased Units are registered for resale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Purchased Units may be made without registration under the 1933 Act, (iii) such holder provides the Company with reasonable assurances that the Purchased Units can be sold pursuant to Rule 144 without compliance with Rule 144(e) or Rule 144(f) (or successors thereto), (iv) such holder provides the Company reasonable assurances that the Purchased Units have been or are being sold pursuant to Rule 144, or (v) such holder certifies, on or after the date that is one year after the date on which the Public Parent (as defined in Section 8(c)(i)) files with the SEC the Current Report on Form 8-K that is required to be filed within four business days after the consummation of the Merger and includes “Form 10 information” with respect to the Company (the “Super 8-K”), that such holder is not an “affiliate” of the Company (as defined in Rule 144). The Company shall be responsible for the fees of its transfer agent and all of The Depository Trust Company (“DTC”) fees associated with such issuance. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Purchased Units. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 4(i) will be inadequate and agrees that, in the event of a breach of this Section 4(i), such holder shall be entitled, in addition to all other available remedies, to an injunctive order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

(j)            No Brokers or Finders. Neither such Seller nor any of its officers, members, managers, partners or Affiliates has incurred any obligation or commitment to any person for any finder’s, broker’s or other similar commission or compensation in respect of the transactions contemplated by this Agreement.

(k)            Litigation. There are no claims, actions, suits, arbitrations, investigations or proceedings pending against or affecting or, to the knowledge of such Seller, threatened against such Seller, or any of its officers or employees (in their capacities as such), relating to the transactions contemplated by this Agreement, by any Governmental Authority.

(l)            Title. Such Seller has good and marketable title to each of such Seller's Exchanged Securities, free and clear of any Liens. There are no preemptive, conversion, subscription or other rights, options, warrants or agreements granted or issued by, or binding upon, such Seller for the purchase or acquisition of any of such Seller's Exchanged Securities. Upon delivery to the Company by such Seller of such Seller's Exchanged Securities, good and marketable title to such Seller's Exchanged Securities will be conveyed and transferred to the Company, free and clear of all Liens (other than Liens created by the Company).

SECTION 5. Conditions Precedent to Obligations of the Sellers.

(a)   Closing. The obligation of each Seller under this Agreement to purchase such Seller’s Purchased Units from the Company and sell such Seller’s Exchanged Securities at the Closing is subject to and conditioned upon the satisfaction at or prior to the Closing Date of each of the following conditions, provided that these conditions are for the sole benefit of each Seller and may be waived by such Seller at any time in its sole discretion by providing the Company with written notice thereof:

(i)            Transaction Documents. The Company shall have executed each of the Transaction Documents to which it is a party and delivered the same to each Seller.

(ii)           Cash Payment Amounts. The Company shall have delivered to each of the Sellers such Seller’s Cash Payment Amount, by wire transfer of immediately available funds to an account designated in writing by such Seller.

(iii)          Transfer of Purchased Units. The Company shall have issued to each Seller the Purchased Units being issued to such Seller in accordance with the Company Operating Agreement (and, if Company Units are represented by certificates or other written instruments, delivered a duly executed certificate or other instrument representing such Purchased Units to such Seller on such issuance date) and appropriately adjusted Schedule A to the Company Operating Agreement to reflect such issuance.

(iv)          Payment of Expense Reimbursement. The Company shall have made all of the payments required to be made pursuant to Section 11(h).

(v)           Certificate of Formation and Good Standing. The Company shall have delivered to each Seller a certificate evidencing the formation (or other organization) and good standing of the Company issued by the Secretary of State of Delaware as of a date within five (5) Business Days of the Closing Date.

(vi)          Secretary’s Certificate. The Company shall have delivered to each Seller a secretary’s certificate, dated as of the Closing Date, certifying as to: (A) the Company’s certificate of formation as in effect at the Closing, certified as of a date within five (5) Business Days of the Closing Date, by the Secretary of State of Delaware, (B) the Company Operating Agreement as in effect at the Closing, and (C) the resolutions of the Board authorizing and approving the Transaction Documents and the transactions contemplated thereby, as in effect at the Closing.

(vii)         Rollup Documents. The Company shall have entered into the Rollup Documents with each of the other parties thereto, the representations and warranties of the Company and each of the other parties to the Rollup Documents shall be true and correct as of the Closing Date, and, contemporaneously with the Closing the Company shall consummate all of the Rollup Transactions pursuant to the Rollup Documents (without material waiver or amendment thereof) and shall become the owner of all of the Acquired Assets (directly and/or indirectly through wholly-owned Subsidiaries).

(viii)        Private Placement. The Company shall have consummated the Private Placement.

(ix)           Other Documents. The Company shall have delivered to each Seller such other documents relating to the transactions contemplated by this Agreement as such Seller or its counsel may reasonably request.

(x)            Representations; Performance. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except that any representations or warranties that relate to a particular date or period shall be true and correct in all respects as of such date or period. The Company shall have duly performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company prior to or on the Closing Date. The Company shall have delivered to each Seller a certificate, dated the Closing Date and signed by the principal executive officer of the Company, certifying to the foregoing and to the incumbency of officers and such other matters as each Seller may reasonably request.

(xi)           Proceedings. All limited liability company and other proceedings of the Company in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to each Seller and its counsel, and each Seller and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as each Seller may reasonably request.

(xii)          Consents. All consents needed by the Company for the execution, delivery and performance of this Agreement shall have been obtained.

(xiii)         Legal Proceedings. There shall be no law, rule or regulation and no order shall have been entered (and not vacated) by a court or administrative agency of competent jurisdiction in any litigation, which (A) enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated hereby, (B) requires separation of a significant portion of the assets or business of the Company after the Closing or (C) restricts or interferes with, in any material way, the operation of the Company or its businesses or assets after the Closing, or materially adversely affects the financial condition, results of operations, properties, assets, business or prospects of the Company; and there shall be no litigation pending before a court or administrative agency of competent jurisdiction, or threatened, seeking to do, or which, if successful, would have the effect of, any of the foregoing.

SECTION 6. Conditions Precedent to Obligations of the Company.

(a)   Closing. The obligation of the Company under this Agreement to issue and sell the Purchased Units to each Seller and to purchase the Exchanged Securities at the Closing is subject to and conditioned upon the satisfaction at or prior to the Closing of each of the following conditions, provided that these conditions are for the sole benefit of the Company and may be waived by the Company at any time in its sole discretion by providing each Seller with written notice thereof:

(i)            Transaction Documents. Each Seller shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(ii)            Delivery of the Exchanged Securities. Each Seller shall have duly executed and delivered to the Company certificates and other instruments representing the Exchanged Securities being delivered to the Company (to the extent such Exchanged Securities are represented by certificates or other written instrument), and duly executed instruments of transfer effecting the transfer of such Seller’s Exchanged Securities to the Company.

(iii)           Representations; Performance. The representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date if the Closing Date is different from the date hereof, except that any representations or warranties of any Seller that relate to a particular date or period shall be true and correct in all material respects as of such date or period. Each Seller shall have duly performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Seller prior to or on the Closing Date.

(iv)           Proceedings. All limited partnership, limited liability company or corporate and other proceedings of each Seller, as applicable, in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Company and its counsel, and the Company and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

(v)            Legal Proceedings. There shall be no law, rule or regulation and no order shall have been entered (and not vacated) by a court or administrative agency of competent jurisdiction in any litigation, which (A) enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated hereby, (B) requires separation of a significant portion of the assets or business of the Company or (C) restricts or interferes with, in any material way, the operation of the Company or its respective businesses or assets, or materially adversely affects the financial condition, results of operations, properties, assets, business or prospects of the Company; and there shall be no litigation pending before a court or administrative agency of competent jurisdiction, or threatened, seeking to do, or which, if successful, would have the effect of, any of the foregoing.

(vi)           Release. Each Seller, the Company, ImPetro and ImPetro Operating, LLC shall have duly executed and delivered a mutual release, effective as of the Closing Date, in the form attached hereto as Exhibit 6(a)(vi), releasing each other from any claims with respect to any of ImPetro Operating, LLC, ImPetro, Real Property owned or leased by ImPetro, the Exchanged Securities and the Participation Agreement other than, for the avoidance of doubt, with respect to any breach of any representation, warranty or covenant in this Agreement or with respect to Section 9 of the Contribution Agreement.

SECTION 7. Termination; Public Announcements.

(a)            Termination. In the event that the Closing shall not have occurred on or before June 13, 2011 due to the Company’s or any Seller’s failure to satisfy the conditions set forth in Section 5 and Section 6 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement at the close of business on such date without liability of the terminating party to any other party.

(b)            Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7(a) hereof, this Agreement shall thereafter become void and have no effect, without any liability or obligation on the part of any party hereto under this Agreement, except for the provisions of this Section 7(b) and Section 10 hereof, which provisions shall survive such termination, and except to the extent that such termination results from the fraud or intentional misrepresentation by any party hereto or the material breach by any party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the terminating party shall continue to have all rights hereunder, at law or in equity, with respect to any such fraud, misrepresentation or breach.

(c)   Public Announcements. Prior to the Closing Date, neither the Company nor the Sellers shall, nor shall the Company or the Sellers permit any of their officers, directors, managers, members, limited partners, employees or agents to, make any public announcement, other than announcements made to employees, officers, directors, managers, members, limited partners, affiliates or other personnel, in respect of this Agreement or the transactions contemplated hereby or thereby, without the prior written consent of the other parties hereto.

SECTION 8. Covenants of the Company Prior to the Merger. The Company covenants and agrees that at all times from the Closing Date through and including the date of the Merger, except as otherwise waived and agreed to by each Seller in writing in its sole discretion, as follows:

(a)   Financial Information. The Company shall furnish to the Seller:

(i)             within one hundred (120) days after the end of each fiscal year of the Company an audited consolidated balance sheet of the Company and its Subsidiaries, as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with GAAP by a firm of independent public accountants selected by the Board;

(ii)            within forty five (45) days after the end of each fiscal quarter a consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statement of income, unaudited but certified by the chief executive officer or chief financial officer of the Company, such balance sheet to be as of the end of such fiscal quarter and such consolidated statement of income to be for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter;

(iii)           at the time of delivery of each quarterly statement pursuant to subsection (ii) above, a management narrative report briefly describing all those current developments in exploration, production, staffing, marketing, sales and operations that the principal executive officer of the Company has determined to be significant; and

(iv)           upon written request to the Company by any Seller, any financial, operating or other type of information of the Company or any of the Subsidiaries requested by such Seller to the extent that it is reasonably available, subject to such Seller’s execution of a confidentiality agreement in customary form if requested by the Company.

(b)   Restrictions on Actions re: Capital Stock. The Company shall not grant or suffer to exist any preemptive rights or any other similar rights with respect to any Capital Stock of the Company; (ii) enter into any agreement or arrangement under which the Company is obligated to register the sale of any of its securities under the 1933 Act; or (iii) enter into any contract, commitment, understanding or arrangement by which the Company is or may become bound to redeem any Capital Stock of the Company, or any other investor rights agreement, stockholder agreement, unitholder agreement or similar agreement or arrangement, unless the Company provides equivalent rights to, or enters into equivalent agreement or arrangement with, each Seller on a basis reasonable acceptable to such Seller.

(c)            Reverse Merger of the Company. Within 90 days after the Closing Date, or as soon as practicable thereafter with the Company using its reasonable best efforts, the Company shall (i) merge into a “shell company” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) that has common stock registered under the 1934 Act and is subject to the reporting requirements thereof (such 1934 Act reporting company, the “Public Parent”), pursuant to which merger, automatically and by operation of law, the separate limited liability company existence of the Company shall cease, and the Public Parent shall succeed to all of the liabilities and obligations of the Company, including all of the liabilities and obligations of the Company under this Agreement and the other Transaction Documents, and which Merger shall otherwise be on terms and conditions approved in good faith by the Board, or (ii) have converted into a “C corporation” and have filed with the SEC a registration statement under the 1934 Act registering the Company Units and such registration statement shall have become effective (such merger or registration of the Company Units under the 1934 Act being referred to herein as the “Merger”).

(d)            Going Public Delay Fee. Notwithstanding the foregoing, if the Company, for any reason, does not consummate the Merger on or before that date that is one hundred fifty (150) days after the Closing Date (the “Going Public Delay Date”), the Company shall pay to each Seller that holds Purchased Units, by wire transfer of immediately available funds, in accordance with the wire transfer instructions provided by such Seller to the Company, an aggregate amount equal to the product of (i) such Seller’s Allocation Percentage multiplied by (ii) $60,715 (the “Going Public Delay Fee”) on the last Business Day of each calendar month, for each such calendar month following the Going Public Delay Date through and including the date of the Merger (the “Going Public Delay Period”). For any partial calendar months during the Going Public Delay Period, the Going Public Delay Fee shall be pro-rated appropriately.

(e)            Affiliate Transactions. The Company shall not, and shall cause each of the Subsidiaries not to, enter into, amend, modify or supplement any transaction, contract, agreement, instrument, commitment, understanding or other arrangement with any Related Party, except for (i) intercompany transactions between or among the Company and its wholly-owned Subsidiaries, in each case as permitted (and not otherwise prohibited) hereunder, and (ii) customary employment, consulting and/or management arrangement and benefit programs, on reasonable terms, provided that no such arrangement or program provides for or otherwise involves the issuance of Capital Stock of the Company or any of the Subsidiaries. For purposes hereof, “Related Party” means the Company’s and each Subsidiary’s officers or directors, individuals who were officers or directors of the Company or any Subsidiary at any time during the previous two years, holders of Company Units (other than any Summerline Seller or any holder of less than five percent of the outstanding Company Units), or Affiliates of the Company or any Subsidiary, or any individual related by blood, marriage or adoption to any such individual or any entity in which any such entity or individual owns a beneficial interest.

SECTION 9. Reserve Report and Other Covenants. The Company covenants and agrees as follows:

(a)   Delivery of Reserve Report. No later than the seventy-fifth (75th) day following the Closing Date (the “Reserve Report Deadline”), the Company shall prepare and provide to the Sellers a Reserve Report (Fully Engineered and/or Audited) that evaluates the Oil and Gas Assets comprising Acquired Assets as of the Closing Date. As used in this Agreement, “Reserve Report (Fully Engineered and/or Audited)” means a Reserve Report for which the Company’s Proved and Probable Reserves and its components, which include proved developed producing (“PDP”) reserves, proved developed non-producing (“PDNP”) reserves, proved undeveloped (“PUD”) reserves and probable reserves, are fully prepared and engineered and/or audited by a Reserve Engineer in an annual format and for each individual well, all in accordance with the Society of Petroleum Engineers’ Guidelines for the Evaluation of Petroleum Reserves and Resources and reflecting the information contained in the reports and opinions delivered to the Sellers pursuant to Sections 9(g), 9(h) and 9(i) (the “Reserve Guidelines”); “Oil and Gas Assets” means all Proved and Probable Reserves, interests, rights, mineral leases, equipment, wellbores, production and other systems, processing and treating facilities, gathering systems, pipelines and related contracts associated with Proved and Probable Reserves or production included in the Acquired Assets; “Reserve Report” means a report provided by a Reserve Engineer to the Company which is prepared by such Reserve Engineer in accordance with industry standards and best practices and which includes details associated with the annual gross and net Production, Operating and Development Costs, Oil and Gas prices realized, Price Differentials and the PV10 Value as of the Closing Date for Company's Proved and Probable Reserves and each category of reserves therein with respect to the Oil and Gas Assets comprising the Acquired Assets, excluding for the avoidance of doubt assets of ImPetro and ImPetro Operating, LLC (the “Acquired Asset PV10”), as well as each of its components, including PDP reserves, PDNP reserves, PUD reserves and probable reserves; “Proved and Probable Reserves” means the estimated quantities of Oil, Gas and Gas liquids which geological engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions in accordance with the Reserve Guidelines and categorized as PDP reserves, PDNP reserves, and PUD reserves and reserves that are unproven reserves but which analysis of geological and engineering data suggest are more likely than not to be recoverable and categorized as probable reserves; “Reserve Engineer” means either Ryder Scott Company LP, Netherland, Sewell & Associates, Inc., Forrest A. Garb & Associates, Inc., Cawley Gillespie & Associates, Inc., LaRoche Petroleum Consultants, Ltd., AJM Petroleum Consultants Inc., T.J. Smith & Company, Inc., Schlumberger Limited, Huddleston & Co. Inc., DeGolyer and MacNaughton Corp., H.J. Gruy and Associates, Inc., Haas Petroleum Engineering Services, Inc., or Lee Keeling and Associates, Inc., as selected by the Company; “Production” means any quantities of Oil and Gas retrieved from natural reservoirs; “Operating and Development Costs” means LOE and other expenses and Capital Expenditures required for the construction, drilling, completion and production activities necessary to retrieve and sell Oil and Gas from natural reservoirs, and the acquisition, construction, installation, and maintenance of field gathering and storage systems, in addition to royalties, overriding royalties and other royalty burdens; but without giving effect to federal, state or local income taxes and non-property related expenses such as corporate general and administrative expenses, debt service and depreciation, depletion and amortization; “Oil” means crude oil, condensate and natural gas liquids; “Gas” means natural gas; “Price Differentials” means any price difference between Oil prices and Gas prices realized from the sale of such Oil and Gas less the NYMEX Oil price and Gas price for the same period, which shall reflect qualitative, BTU content (if applicable), locational and any other differences and costs required to sell any Production that are not already included in Operating and Development Costs; “NYMEX” means the New York Mercantile Exchange; “PV10 Value” means the present value (discounted using an annual discount rate of 10%) of the net annual cash flows (after all Operating and Development Costs) associated with each component of Proved and Probable Reserves “BTU” means British thermal units; “LOE” means the expenses for the maintenance and production activities necessary to retrieve and sell Oil and Gas from its natural reservoirs, and the operation and maintenance of field gathering and storage systems, which includes lifting the Oil and Gas to the surface and the preparation and sale of the Oil & Gas, which may include the following expenses charged to working interest owners, in accordance with GAAP: Production Taxes, gathering, transportation, compression, treating, processing, field storage, marketing and selling of the Oil and Gas; pumper costs; chemicals and solvents; production supervision; pulling unit; water supply; transportation and water hauling and/or disposal; fuel and power; electric; gas lift systems; waterflooding systems; logging; testing; road and location improvements; acid treatment; consulting services; engineering and geological; repairs and maintenance; materials and supplies; hot oil treatments; rentals; Workover Expenses; contract labor; salaries and fringe benefits of field personnel; operations or field offices and related expenses; and any directly related administrative and overhead costs; and other costs and expenses in accordance with GAAP; “Capital Expenditures” means (a) any expenditures relating to the re-entry, Workover Drilling, Drilling, completion, acquisition or tie-in to production of Oil and Gas Assets, (b) any Plugging and Abandonment Expenses, (c) any environmental clean-up costs, and (d) any expenditures for mineral leases, leases and leasehold improvements; “Production Taxes” means severance, ad valorem, sales and other related taxes (excluding federal, state and local income taxes) related to Production, the sale of Production, and Oil and Gas Assets; “Workover Expenses” means expenses related to Workover Operations; “Workover Operations” means operations on a producing or non-producing well for the purpose of stimulating or restoring Production in the same or existing producing horizon or for the purpose of restoring or increasing Production, in each case without an intended increase in the proved developed producing component of Proved and Probable Reserves, including the repair of sucker rods, tubing, casing and leaks, as well as cleaning out sand-filled perforations, and acidizing; provided that it shall not include any Workover Drilling; “Workover Drilling” means operations on a producing or non-producing well related to the operation that results in the deepening (vertically or horizontally) of a well or plugging back to a shallower horizon for the purpose of accessing proved undeveloped reserves or increasing the proved developed producing component of Proved and Probable Reserves and shall include the intended initiation, restoration or increase of Production and an intended increase in the proved developed producing component of Proved and Probable Reserves; provided that it shall not include any Workover Operations; “Drilling” means the search for Oil and Gas in their natural states and original locations that may include, but not be limited to, drilling, completion, reentry, sidetracking, horizontal laterals, recompletions, fracing, Workover Drilling, secondary recovery, tertiary recovery and any other method; “Plugging and Abandonment Expenses” means the expense and capitalized cost to plug and abandon a well as required by the appropriate regulatory authorities as a result of the well being (i) completed as a nonproductive well; (ii) ceasing to produce oil or gas; (iii) operated for the purpose for which the well is no longer permitted; or (iv) in violation of an environmental law, rule or regulation.

(b)   Share Adjustments. In the event that the sum of (i) 90% of the Acquired Asset PV10 represented by Proved and Probable Reserves categorized as PDP reserves, (ii) 70% of the Acquired Asset PV10 represented by Proved and Probable Reserves categorized as PDNP reserves and (iii) 50% of the Acquired Asset PV10 represented by Proved and Probable Reserves categorized as either PUD reserves or probable reserves (such sum of (i), (ii) and (iii) being referred to as the “Weighted Acquired Asset PV10”), is less than $75,500,000 (the “Scheduled Weighted PV10”), the Company shall, within five (5) Business Days following its delivery of the Reserve Report (Fully Engineered and/or Audited) to the Sellers pursuant to Section 9(a), issue to each Seller and each holder of Company Units purchased in the Private Placement or Additional Private Placement (each a “Private Placement Unit Holder”) a number of additional Company Units (“Additional Units”) such that the aggregate Sharing Percentage (as reflected on Schedule A to the Company Operating Agreement immediately prior to the issuance of the Additional Units) of each such Seller and Private Placement Unit Holder is increased by a factor (x) the numerator of which is $116,550,000 and (y) the denominator of which is $41,050,000 plus the Weighted Acquired Asset PV10 (subject to proportional adjustment for limited liability company membership interest splits, limited liability company membership interest dividends, limited liability company membership interests combinations, recapitalizations and similar events after the date of this Agreement subject to proportional adjustment), in accordance with the Company Operating Agreement (and, if Company Units are represented by certificates or other written instruments, deliver a duly executed certificate or other instrument representing such Additional Units to such Seller on such issuance date). All Additional Units will constitute Purchased Units for all purposes of this Agreement. The Company shall appropriately adjust Schedule A to the Company Operating Agreement to reflect such issuance on such issuance date. Upon such issuance and delivery to each Seller and Private Placement Unit Holder of such Additional Units, such Seller shall have no further rights or remedies for any breach by the Company of Section 3(n) to the extent such breach results solely from the inaccuracy of the PV10 information listed on Schedule 3(n) (but without affecting any rights and remedies such Seller may have for any breach by the Company of Section 3(n) resulting from any inaccuracy in any other consolidated metric or other information set forth on Schedule 3(n)). The investors in the Private Placement and the Additional Private Placement shall be subject to a provision substantially identical to this Section 9(b) and approved by each Seller (which approval shall not be unreasonably withheld.

(c)            Issuances of Capital Stock, Options or Convertible Securities. From the date of this Agreement until the date that (i) if the Acquired Asset PV10 is less than the Scheduled PV10, is the date the Company issues and delivers all of the Additional Units to each of the Sellers as required by Section 9(b) or (ii) if the Scheduled PV10 is equal to or greater than the Acquired Asset PV10, is the date the Company delivers the Reserve Report (Fully Engineered and/or Audited) to each Seller as required by Section 9(a) (such period, the “Reserve Report Period”), the Company shall not issue any Company Units or other shares of Capital Stock, Options or Convertible Securities, enter into any agreement, arrangement or understanding with respect to any such issuance or modify or amend any outstanding Company Units, shares of Capital Stock, Options or Convertible Securities; provided, however, that the Company (X) shall issue 370,000 Company Units at a price of at least $10 per Company Unit in the Additional Private Placement and (Y) may issue up to an additional $15 million of Company Units at a price per Company Unit of at least $11.50 (subject to adjustment for limited liability company membership interest splits, limited liability company membership interest dividends, limited liability company membership interest combinations, recapitalizations and similar events after the date of this Agreement subject to proportional adjustment).

(d)            Indebtedness. During the Reserve Report Period, the Company shall not, and shall cause each of the Subsidiaries not to, create, incur, assume, extend the term of, become obligated on or suffer to exist (directly or indirectly), any Indebtedness other than Permitted Indebtedness, except that the Company and the Subsidiaries may, after the Closing, (i) continue to suffer to exist the Permitted Indebtedness (the “Outstanding Permitted Indebtedness”); (ii) incur non-convertible Indebtedness for borrowed money, but only to the extent such subordinated Indebtedness is not secured by any of the assets of the Company or any of the Subsidiaries; (iii) incur purchase money Indebtedness or Capital Lease Obligations in an aggregate amount not to exceed $400,000 outstanding at any time; (iv) incur unsecured intercompany Indebtedness amongst the Company and one or more of its Subsidiaries; (v) incur Indebtedness of the Company and the Subsidiaries for taxes, assessments, municipal or governmental charges not yet due; (vi) incur obligations of the Company and the Subsidiaries resulting from endorsements for collection or deposit in the ordinary course of business; and (vii) incur unsecured account trade payables that are (A) entered into or incurred in the ordinary course of the Company’s and the Subsidiaries’ business, (B) on terms that require full payment within ninety (90) days from the date entered into or incurred, and (C) not unpaid in excess of 90 days from the date entered into or incurred, or are being contested in good faith and as to which such reserve as is required by GAAP has been made.

(e)           Sale of Acquired Assets. During the Reserve Report Period, the Company shall not, and shall not permit any of the Subsidiaries to, sell, lease, license, transfer, assign or make any other consensual disposition by the Company or any of the Subsidiaries of any Real Property or other assets, except sales in the ordinary course of business of oil, gas or other minerals extracted from the Real Property.

(f)            Additional Private Placement. On or before June 20, 2011, the Company, shall consummate the Additional Private Placement.

(g)           Landman Reports. No later than the earlier of (i) the Reserve Report Deadline and (ii) the date the Company delivers the Reserve Report (Fully Engineered and/or Audited) to each Seller as required by Section 9(a) (the earlier of (i) and (ii) being referred to herein as the “Information Deadline”) the Company shall deliver to each of the Sellers “landman reports,” in customary form and substance, with respect to all of the Real Property included in the Acquired Assets and as to any Liens thereon.

(h)           U.C.C. Search Reports. No later than the Information Deadline, the Company shall deliver to each of the Sellers copies of Uniform Commercial Code (“U.C.C.”) search reports, covering all applicable jurisdictions and otherwise in customary scope and form, listing all effective U.C.C financing statements (and any amendments thereto) filed against the Company or any of the Subsidiaries or otherwise relating to any of the Acquired Assets, with copies of any such financing statements.

(i)            Drilling Title Opinions. No later than the Information Deadline, the Company shall provide to each of the Sellers a copy of a customary drilling title opinion with respect to any Real Property on which any drilling has been, or is being, conducted.

(j)            Filing of Assignment. No later than the tenth (10th) calendar day following the Closing Date, the Company shall file, or cause to be filed, assignments, bills of sale and conveyances (executed copies of which shall have been delivered by the Company to each of the Sellers prior to the Closing), effecting the assignment of all of the Real Property included in the Acquired Assets to the Company and/or the Subsidiaries, with the county clerks of the counties in which such Real Property is located to record such assignments, and the Company shall deliver file-stamped copies thereof to each of the Sellers as promptly as reasonably possible thereafter.

SECTION 10. Survival; Indemnification.

(a)           Survival. The warranties and representations of the parties hereto shall survive until the earlier of (i) the date that is three (3) months after the consummation of the Merger and (ii) the date that is eighteen (18) months after the Closing.

(b)            Indemnification by the Company.

(i)             In consideration of each Seller’s execution and delivery of the Transaction Documents and acquiring the Purchased Units hereunder and in addition to all of the Company’s and the Subsidiaries’ other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless such Seller and each other holder of the Purchased Units and all of their shareholders, partners, officers, directors, members, managers, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitees is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitees as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company or any of the Subsidiaries in any of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company or any of the Subsidiaries contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (iii) any cause of action, suit or claim brought or made by any party (other than a cause of action, suit or claim that is brought or made by the Company on its own behalf and is not a shareholder derivate action, suit or claim) against such Indemnitees and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents in accordance with the terms thereof or any other certificate, instrument or document contemplated hereby or thereby in accordance with the terms thereof, or (iv) the status of such Seller or holder of the Purchased Units as an investor in the Company (other than a cause of action, suit or claim brought by the Company against such Seller or holder relating to a breach of any representation or warranty made by such Seller or holder herein). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

(ii)            Promptly after receipt by an Indemnitee under this Section 10(b) of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving any Indemnified Liabilities, such Indemnitee shall, if any claim for Indemnified Liabilities in respect thereof is to be made against the Company under this Section 10(b), deliver to the Company a written notice of the commencement thereof, and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Company and the Indemnitee, as the case may be. In any such proceeding, any Indemnitee may retain its own counsel, but, except as provided in the following sentence, the fees and expenses of that counsel will be at the expense of that Indemnitee, as the case may be, unless (i) the Company and the Indemnitee, as applicable, shall have mutually agreed to the retention of that counsel, (ii) the Company does not assume the defense of such proceeding in a timely manner or (iii) in the reasonable opinion of counsel retained by the Company, the representation by such counsel for the Indemnitee and the Company would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. The Indemnitee shall cooperate fully with the Company in connection with any negotiation or defense of any such action by the Company and shall furnish to the Company all information reasonably available to the Indemnitee which relates to such action. The Company shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. The Company shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company shall not, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise with respect to any pending or threatened action or claim in respect of which indemnification or contribution may be or has been sought hereunder (whether or not the Indemnitee is an actual or potential party to such action or claim) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such litigation or which includes any admission as to fault on the part of the Indemnitee. Following indemnification as provided for hereunder, the Company shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnitee under this Section 10(b), except to the extent that the Company is prejudiced in its ability to defend such action, and shall not relieve the Company of any liability otherwise than under this Section 10(b).

(iii)           The indemnification required by this Section 10(b) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

(iv)           The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnitee against the Company or others, and (ii) any liabilities the Company may be subject to pursuant to the law.

SECTION 11. Miscellaneous Provisions.

(a)   Entire Agreement: Amendments.  This Agreement (including the Schedules and Exhibits hereto) is intended by the parties as the final expression of the agreement of the parties hereto and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matters hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to such subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof. No term, covenant, agreement or condition of this Agreement may be amended, or compliance therewith waived (either generally or in a particular instance and either retroactively or prospectively), unless agreed to in writing by each Seller and the Company.

(b)   Notices. All notices required or permitted hereunder shall be in writing and shall be deemed sufficiently given if (i) hand delivered (in which case the notice shall be effective upon delivery); (ii) delivered by Express Mail, Federal Express or other nationally recognized overnight courier service (in which case the notice shall be effective one Business Day following dispatch), or (iii) delivered by facsimile transmission (in which case the notice shall be effective upon receipt (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party)), to the parties at the following addresses and/or facsimile numbers, or to such other address or number as a party shall specify by written notice to the others in accordance with this Section 11.

If to the Company:

Starboard Resources LLC 300 E. Sonterra Blvd. #1220 San Antonio, TX 78258 Facsimile: XXXXXXXXX
Attn: Michael Pawelek
with a copy to:
Levett Rockwood P.C. 33 Riverside Avenue Westport, CT 06880 Facsimile: (203) 226-8025
Attn: Cheryl L. Johnson, Esq.

-and-

ASYM Energy Investment LLC One Stamford Plaza, 15th Floor Stamford, CT 06901
Facsimile: XXXXXXX
Attn: Greg Imbruce

If to any of the Summerline Sellers:

c/o Summerline Asset Management, LLC 70 West Red Oak Lane, 4th Floor
White Plains, New York 10604
Facsimile: (914) 696-0391
Attn: Robert J. Brantman
with a copy to:
Katten Muchin Rosenman LLP 525 West Monroe Street
Chicago, Illinois 60661
Facsimile: XXXXXXX Attn: Mark D. Wood, Esq.

If to any of the Giddings Sellers:

Giddings Oil & Gas LP
c/o ASYM Energy Investments LLC One Stamford Plaza
263 Tresser Boulevard – 15th Floor Stamford, Connecticut 06901
Facsimile: XXXXXXX
Attn: Greg Imbruce

(c)   Sections and Counterparts. The section headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. This Agreement and any amendments hereto may be executed and delivered in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which together shall constitute the same agreement, and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

(d)            Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the internal laws of the State of New York without regard to the principles thereof regarding conflicts of law. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the New York City, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified mail, return receipt requested, or by deposit with a nationally recognized overnight delivery service, to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, OBLIGATION, DEFENSE OR REMEDY ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(e)            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, administrators and personal representatives; provided that the Company may not assign this Agreement without the prior written consent of each Seller. Each Seller may assign some or all of its rights under this Agreement without the consent of the Company; provided, however, that any such assignment shall not release such Seller from its obligations hereunder unless such obligations are assumed by such assignee (as evidenced in writing) and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld.

(f)            Remedies. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative of and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by each Seller or the Company shall not constitute a waiver of the right to pursue other available remedies. Each of the Company and the Sellers acknowledges and agrees that any breach of this Agreement by the other party will result in irreparable and continuing damage to the non-breaching parties for which there will be no adequate remedy at law. The parties hereto further acknowledge and agree, accordingly, that each of the Company and the Sellers shall be entitled to injunctive relief, specific performance and other equitable relief for such breach, or any threatened breach, and that resort by the non-breaching parties to any such equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the non-breaching party may have with respect to such breach or threatened breach.

(g)            No Recourse to General Partner or Manager of the Sellers. The Company agrees that, with respect to any breach or claimed breach of this Agreement or any other Transaction Document by any Seller, the Company shall have recourse only to the assets of such Seller, and that no general partner, manager, or officer or director of such Seller shall have any liability with respect thereto.

(h)            Expenses. The Company will pay all of any Seller’s actual out-of-pocket costs and expenses, in excess of $10,000 in the aggregate, incurred prior to, or in connection with, the Closing, including all fees and expenses of third party attorneys relating to negotiating and preparing this Agreement and the other Transaction Documents and consummating the transactions contemplated hereby and thereby (the “Expense Reimbursement”). Upon written notice by any Seller to the Company, within ten (10) Business days of the receipt of such notice, the Company shall pay such Seller’s Expense Reimbursement in the amount provided in such notice by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by each Seller to the Company; provided, however, that the Company shall not be responsible for any Seller’s Expense Reimbursement if the conditions set forth in Section 5 of this Agreement are satisfied and the Sellers do not agree to consummate the transactions contemplated herein. This covenant shall survive the satisfaction in full of the Company’s obligations under the termination of this Agreement.

(i)            Reasonable Best Efforts; Further Assurances. Each party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement. Each party hereto shall from time to time do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver such additional instruments, documents, conveyances or assurances, and shall take such other actions as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in, and otherwise carry out the intent and accomplish the purposes of, this Agreement and render effective the consummation of the transactions contemplated hereby and thereby.

(j)   Interpretive Matters. Unless the context otherwise requires, (i) all references to Sections, Schedules, Appendices or Exhibits are to Sections, Schedules, Appendices or Exhibits contained in or attached to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the words “hereof,” “herein” and words of similar effect shall reference this Agreement in its entirety, and (v) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

(k)   Independent Nature of the Sellers. The obligations of each Seller hereunder are several and not joint with the obligations of any other Seller, and no Seller shall be responsible in any way for the performance of the obligations of any other Seller hereunder. Each Seller shall be responsible only for its own representations, warranties, agreements and covenants hereunder. The decision of each Seller to acquire the Purchased Units pursuant to this Agreement has been made by such Seller independently of any other Seller and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of the Subsidiaries which may have been made or given by any other Seller or by any agent or employee of any other Seller, and no Seller or any of its agents or employees shall have any liability to any other Seller (or any other Person or entity) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein, and no action taken by any Seller pursuant hereto or thereto, shall be deemed to constitute the Sellers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Sellers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Seller shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and the other Transaction Documents, and it shall not be necessary for any other Seller to be joined as an additional party in any proceeding for such purpose. The Sellers and the Company understand, and each hereby acknowledges, that Katten Muchin Rosenman LLP has represented, and rendered legal advice to, only the Summerline Sellers and not any other party to this Agreement (nor ImPetro or ImPetro Operating, LLC), and that each of the Giddings Sellers and the Company has relied on the advice of its own counsel.

(l)   Acknowledgement. The parties hereby acknowledge and agree that (i) LMMF is hereby transferring its Summerline Notes and Summerline Exchanged Participation Rights to the Company in consideration for the Cash Payment Amount payable by the Company to LMMF hereunder and the Purchased Units issuable by the Company hereunder to each of Longview, LMIFI, and Summerline, which Purchased Units shall be deemed to have been issued to LMMF and then distributed pro rata (X) to its “onshore feeder fund,” Longview, (Y) at the direction of its “offshore feeder fund,” Longview Marquis International Fund, Ltd., a British Virgin Islands business company (“LMIF”), to LMIF’s wholly-owned subsidiary LMIFI, and (Z) to its other equity holder, Summerline; and (ii) SMF is hereby transferring its Summerline Notes and Summerline Exchanged Participation Rights to the Company in consideration for the Cash Payment Amount payable by the Company to SMF hereunder and the Purchased Units issuable by the Company hereunder to SMFI, which Purchased Units shall be deemed to have been issued to SMF and then contributed to SMFI, a wholly-owned subsidiary of SMF. Each of the parties hereto hereby covenants and agrees not to take any positions contrary to the immediately preceding sentence.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

COMPANY:
STARBOARD RESOURCES LLC

By:
Name:	Greg Imbruce
Title:	President and Authorized Signatory

SELLERS:
LONGVIEW MARQUIS MASTER FUND, L.P.

By:	Summerline Asset Management, LLC,
its Investment Advisor

By:
Name:	Robert J. Brantman
Its:	Co-Managing Member

SUMMERVIEW MARQUIS FUND, L.P.

By:	Summerline Asset Management, LLC,
its Investment Advisor

By:
Name:	Robert J. Brantman
Its:	Co-Managing Member

LONGVIEW MARQUIS FUND, L.P.

By:	Summerline Asset Management, LLC,
its Investment Advisor

By:
Name:	Robert J. Brantman
Its:	Co-Managing Member

LMIF INVESTMENTS, LLC

By:	Longview Marquis International Fund, Ltd.,
its sole member
By:	Summerline Asset Management, LLC,
its Investment Adviser

By:
Name:	Robert J. Brantman
Its:	Co-Managing Member

SMF INVESTMENTS, LLC

By:	Summerview Marquis International Fund, Ltd.,
its sole member
By:	Summerline Asset Management, LLC,
its Investment Adviser

By:
Name:	Robert J. Brantman
Its:	Co-Managing Member

SUMMERLINE CAPITAL PARTNERS, LLC

By:
Name:	Robert J. Brantman
Its:	Co-Managing Member

GIDDINGS OIL & GAS LP

By:	Giddings Genpar LLC, its General Partner
By:	Glenrose Holdings, LLC, its Manager
By:
Name:	Greg Imbruce
Its:	President

GIDDINGS INVESTMENTS, LLC

By:
Name:	Greg Imbruce
Its:	President

SCHEDULE A

Seller	LLC Interests of ImPetro (Units)	LLC Interests of ImPetro (%)	Summerline Notes	Giddings Note	Participation Rights
Longview Marquis Master Fund, L.P.	None	None	$5,770,919.65	None	3.7432% of 8/8ths working interest
Summerview Marquis Fund, L.P.	None	None	$1,937,671.67	None	1.2568% of 8/8ths working interest
Longview Marquis Fund, L.P.	398.3909	23.9034%	None	None	None
LMIF Investments, LLC	349.0995	20.9460%	None	None	None
SMF Investments, LLC	251.3652	15.0819%	None	None	None
Summerline Capital Partners, LLC	1.1444	0.0687%	None	None	None
Giddings Oil & Gas LP	666.6667	40.0000%	None	$4,500,000	None
Giddings Investments LLC	None	None	None	None	15% of 8/8ths working interest

SCHEDULE B

Seller	Purchased Units (Sharing Percentage)	Cash Payment Amount	Allocation Percentage
Longview Marquis Master Fund, L.P.	None	$598,907.83	0
Summerview Marquis Fund, L.P.	None	$201,092.17	0
Longview Marquis Fund, L.P.	592,066 (5.2465%)	None	16.5845%
LMIF Investments, LLC	506,700 (4.4900%)	None	14.1933%
SMF Investments, LLC	369,507 (3.2743%)	None	10.3503%
Summerline Capital Partners, LLC	1,727 (0.0153%)	None	0.0484%
Giddings Oil & Gas LP	1,550,000 (13.7350%)	$350,000.00	43.4174%
Giddings Investments LLC	550,000 (4.8737%)	None	15.4062%

SCHEDULE C

1) All real property leases set forth on Schedule 3(j).
2) Includes all equipment attached and being used in the production of oil and gas related to the Real Property included in Schedule 3(j).
3) The agreement set forth on Schedule 3(h).

Schedule 3(a)(ii)

Name/Address	Total Capital Contribution	Number of Units	Sharing Percentage

Longview Marquis Fund, L.P.
c/o Summerline Asset Management, LLC
70 West Red Oak Lane, 4th Floor
White Plains, NY 10604	$5,920,660	592,066	5.2465%
Facsimile: (914) 696-0391
Attn: Robert J. Brantman

LMIF Investments, LLC
c/o Summerline Asset Management, LLC
70 West Red Oak Lane, 4th Floor
White Plains, NY 10604	$5,067,000	506,700	4.4900%
Facsimile: (914) 696-0391
Attn: Robert J. Brantman

SMF Investments, LLC
c/o Summerline Asset Management, LLC
70 West Red Oak Lane, 4th Floor
White Plains, NY 10604	$3,695,070	369,507	3.2743%
Facsimile: (914) 696-0391
Attn: Robert J. Brantman

Summerline Capital Partners, LLC
70 West Red Oak Lane, 4th Floor
White Plains, NY 10604	$17,270	1,727	0.0153%
Facsimile: (914) 696-0391
Attn: Robert J. Brantman

Giddings Oil & Gas LP
c/o ASYM Energy Investments LLC
One Stamford Plaza
263 Tresser Boulevard – 15th Floor	$51,387,740	5,138,774	45.5363%
Stamford, CT 06901
Facsimile: (203) 742-1660

Name/Address	Total Capital Contribution	Number of Units	Sharing Percentage

Giddings Investments LLC
c/o ASYM Energy Investments LLC
One Stamford Plaza
263 Tresser Boulevard – 15th Floor	$5,500,000	550,000	4.8737%
Stamford, CT 06901
Facsimile: (203) 742-1660

Hunton Oil Partners LP
c/o ASYM Energy Investments LLC
One Stamford Plaza
263 Tresser Boulevard – 15th Floor	$8,700,920	870,092	7.7102%
Stamford, CT 06901
Facsimile: (203) 742-1660

ASYM Energy Fund III LP
c/o ASYM Energy Investments LLC
One Stamford Plaza
263 Tresser Boulevard – 15th Floor	$32,561,340	3,256,134	28.8536%
Stamford, CT 06901
Facsimile: (203) 930-2825

TOTAL	$112,850,000	11,285,000	100%